Exhibit 10.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

BY AND AMONG

TAXUS CARDIUM PHARMACEUTICALS GROUP, INC.,

ANGIONETICS, INC.

AND

PINEWORLD CAPITAL LIMITED

Dated as of June 7, 2016

EXECUTION VERSION

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EXHIBITS

Exhibit A – Certificate of Designation of Series A Convertible Preferred Stock

Exhibit B – Investor Rights Agreement

Exhibit C – License Agreement

Exhibit D – Term Sheet, as amended

Exhibit E – Form of Opinion of Counsel for Cardium and Angionetics

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EXECUTION VERSION

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 7, 2016, by and among Taxus Cardium Pharmaceuticals Group, Inc., a Delaware corporation (“Cardium”), Angionetics, Inc., a Delaware corporation (“Angionetics”) and Pineworld Capital Limited, a Hong Kong limited liability company ( “Investor”), with respect to the following facts:.

A. Cardium is the beneficial and registered owner of the entire issued share capital of Angionetics.

B. Angionetics desires to sell to Investor, and Investor desires to purchase from Cardium, 600,000 shares (the “Shares”) of Angionetics’ Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), with the rights, privileges and preferences set forth in the Certificate of Designation attached hereto as Exhibit A (the “Certificate of Designation”) on the terms and conditions contained in this Agreement.

C. Angionetics and Investor are concurrently entering into that certain Investors Rights Agreement of even date herewith in the form attached hereto as Exhibit B (the “Investors Rights Agreement”) and that certain License Agreement of even date herewith in the form attached hereto as Exhibit C (the “License Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. The terms used in this Agreement shall have the meanings ascribed thereto herein. When a term is used, but not defined, in a Schedule or Appendix to this Agreement, it shall have the meaning ascribed thereto in this Agreement.

“Action” means any action, suit, claim, charge, demand, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, audit, hearing, complaint or other proceeding.

“Affiliate” means, with respect to any Person, (a) if such Person is a natural Person, a spouse of such Person, or any child or parent of such Person, and (b) if such Person is not a natural Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. With respect to Investor, Affiliate shall include a company or other entity that is controlled by, or under common control with Huapont Life Sciences Co. Ltd. or its shareholders, Zhang Songshan or Zhang Yizhuo.

“Agreement” has the meaning set forth in the Preamble.

“Bad Actor Disqualification” means any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

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“Business” means the business of Angionetics as it currently is conducted and as currently proposed to be conducted.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in San Diego, California are authorized or obligated by Law to close.

“Cardium” has the meaning set forth in the Preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Angionetics Common Stock, par value $0.0001 per share.

“Conflict” means, with respect to any Person, any action that will contravene, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit, result in the creation or imposition of any Lien under or impair such Person’s or its Subsidiaries’ rights or alter the rights or obligations of a third party with respect to the matter in question.

“Contract” shall mean any written or oral contract, agreement, arrangement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“Conversion Shares” shall mean the shares of Common Stock issuable upon conversion of the Shares.

“Damages” means damage, loss, Liability, claim, deficiency, Tax, judgment, fine, penalty, interest, cost, fine, penalty, charge, fees or other expense (including reasonable attorneys’, consultants’ and experts’ fees and expenses), directly or indirectly paid, sustained or incurred by an applicable party.

“Disclosure Schedule” has the meaning set forth in Section 3.

“Employee” shall mean any current or former or retired employee, director or officer of Angionetics or Cardium, as applicable.

“Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus pay, severance, benefits, termination pay, change of control pay, deferred compensation, performance awards, long-term incentive plan, share incentive plan, share option scheme, stock or stock related awards, phantom stock, commission, vacation, profit sharing, pension benefits, welfare benefits, material fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by Cardium or Angionetics for the benefit of any Employee and with respect to which Angionetics has any Liability or obligation.

“Financial Statements” has the meaning set forth in Section 3.7.

“Fundamental Representation” means (i) with respect to Cardium and Angionetics, the representations contained in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.4 (No Conflict), Section 3.5 (Government Filings and Consents), Section 3.6 (Angionetics Capital

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Structure); and (ii) with respect to Investor means the representations contained in Section 4.1 (Organization) and Section 4.2 (Authority).

“Governmental Authority” shall mean any federal, state, municipal, national, multinational, governmental public body, local or any foreign government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Indebtedness” shall mean all Liabilities, without duplication (including any applicable interest and premiums, penalties, fees, expenses, costs, or payments) (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of property, goods or services, (iv) under capital leases, (v) under any letter of credit, banker’s acceptance or similar transaction, (vi) under any foreign exchange contract or other similar agreement designed to protect against fluctuations in currency value, (vii) under deferred compensation, consulting or noncompetition agreements, (viii) under severance plans, bonus plans or similar arrangements, triggered or made payable as a result of the transactions contemplated hereby, or (ix) in the nature of guarantees of the obligations described in the preceding clauses (i)–(viii), inclusive, of any other Person. For the avoidance of doubt, any termination or other fee payable in connection with the termination or repayment of any Indebtedness or otherwise arising in connection with this Agreement under the terms of such Indebtedness, shall constitute Indebtedness.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.

“Intercompany Agreements” has the meaning set forth in Section 3.12(q).

“Interim Balance Sheet” has the meaning set forth in Section 3.7.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Angionetics” means the actual knowledge, after reasonable inquiry of those Employees of Angionetics and the advisors of Angionetics who are aware of this

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transaction, in each case, that would be reasonably expected to have knowledge of the matter in question, of Christopher J. Reinhard, Duane Linstrom and Lois Chandler.

“Knowledge of Cardium” means the actual knowledge, after reasonable inquiry of those Employees of Cardium and the advisors of Cardium who are aware of this transaction, in each case, that would be reasonably expected to have knowledge of the matter in question, of Christopher J. Reinhard, Duane Linstrom and Lois Chandler.

“Law” or “Laws” means federal, state, municipal or local, foreign, supranational (including without limitation laws of the European Union) or other laws, statutes, constitutions, treaties, principles of common law, directive, standard ordinances, codes, edicts resolutions, promulgations, rules, regulations, orders, judgments, rulings, writs, injunctions, decrees, or any other similar legal requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” shall mean, with respect to any Person, any and all liabilities and obligations of any kind (whether known or unknown, contingent, accrued, unaccrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities and obligations related to Indebtedness or Guarantees, costs, expenses, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations and all other liabilities and obligations of such Person or any of its Subsidiaries or Affiliates, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with US GAAP.

“Lien” means any lien, statutory lien, pledge, mortgage, security interest, charge, claim, encumbrance, right of pre-emption, right of first refusal, easement, right of way, covenant, restriction, right, lease, trust, order, decree, title defect, option, conditional sale or other title retention agreement or any other security interest or continuing conflicting claim of ownership or right to use or any other third party rights of any kind or nature (or any agreement or arrangement to create any of them).

“Material Contract” or “Material Contracts” has the meaning set forth in Section 3.12.

“Organizational Documents” means, the memorandum of association, articles of association and similar organization documents of an entity, as amended.

“Permits” means all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals.

“Person” means any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Related Agreements” means Investors’ Rights Agreement and the License Agreement and all other agreements, documents, consents, instruments and certificates entered or delivered in connection with the transactions contemplated herein by or on behalf of Cardium, Angionetics or Investor.

“Related Party” means any current or former shareholder, Employee, officer, director of Angionetics, or any of their Affiliates or Representatives.

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“Representative” shall mean with respect to a Person, such Person’s officers, shareholders, employees, directors, employees, Affiliates, investment bankers, attorneys, accountants, or other agents, advisors or representatives.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its subsidiaries or (ii) such party, corporation or organization or any other subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any subsidiary of such party does not have a majority of the voting interest in such partnership).

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, escheat, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalties, fines, additions to Tax or additional amounts (whether disputed or not) imposed by any Taxing Authority, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person or otherwise by operation of law.

“Tax Return” means any return, report, information statement, estimate or claim for refund with respect to any Tax (including any elections, declarations, schedules, statements or attachments thereto, and any amendment thereof), and, where permitted or required, affiliated, combined, consolidated, unitary, aggregate or similar returns for any group of entities.

“Taxing Authority” shall mean the IRS or any other governmental body (whether state, local or foreign) responsible for the administration of any Tax.

“Transaction” means the sale of the Shares and the related transactions as described in this Agreement and the Related Agreements.

“US GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

1.2 Certain Interpretations. As used in this Agreement:

(a) References to a Schedule or an Exhibit shall mean a Schedule or an Exhibit to this Agreement unless otherwise indicated.

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(b) References to an Article or a Section shall mean to an Article or a Section of this Agreement unless otherwise indicated.

(c) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The words “hereof,” “herein”, “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The term “Dollars” or the symbol “$” shall mean United States dollars.

(f) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(h) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(j) A reference to legislation or to a legal concept in a particular jurisdiction shall, as the context requires, be construed as a reference to any equivalent legislation or legal concept in any other relevant jurisdiction.

SECTION 2

PURCHASE AND SALE OF THE SHARES; CLOSING DELIVERIES

2.1 Purchase and Sale of the Shares.

(a) Angionetics hereby agrees to sell, convey, and transfer to Investor, and Investor hereby purchases from Angionetics, all legal and beneficial right, title and interest in and to the Shares, free and clear of all Liens.

(b) The purchase price for the Shares is Five dollars U.S. ($5.00) per share, for an aggregate of Three Million U.S. Dollars ($3,000,000) payable on the terms and conditions set forth below.

(c) The sale of the Shares shall take place in two closings. Each closing will take place promptly (and in any event within five (5) Business Days) following the satisfaction or waiver of each of the conditions to closing set forth in Section 6 below. At the first closing, Investor will purchase from Angionetics, and Angionetics will sell to Investor, 200,000 of the

EXECUTION VERSION

Shares. At the second closing, Investor will purchase from Angionetics, and Investor sell to Investor, the remaining 400,000 Shares.

2.2 Closing Deliveries. In connection with each closing, the parties will make the following deliveries:

(a) At the first closing, (i) Angionetics shall deliver to Investor a certificate representing issuance of 200,000 the Shares; and (ii) Investor shall deliver $1,000,000 to Angionetics by wire transfer of immediately available funds.

(b) At the second closing, (i) Angionetics shall deliver to Investor a certificate representing issuance of 400,000 the Shares; and (ii) Investor shall deliver $2,000,000 to Angionetics by wire transfer of immediately available funds.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF CARDIUM AND ANGIONETICS

Cardium and Angionetics, jointly and severally, hereby make the representations and warranties contained in this Section 3 to Investor; provided, however that the representations and warranties shall be qualified by the disclosure set forth in the corresponding section or subsection of the disclosure schedule delivered by Cardium and Angionetics to Investor, dated as of the date hereof (it being understood that disclosure in any section or subsection in the Disclosure Schedule with respect to a representation or warranty shall apply to other sections or subsections in the Disclosure Schedule without repetition in such other section or subsection to the extent that it is reasonably apparent on the face of such disclosure that the disclosure applies to such other section or subsection) (the “Disclosure Schedule”):

3.1 Organization.

(a) Cardium is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has full corporate power and authority to own and operate its properties and assets to carry on its business as presently conducted or proposed to be conducted. Cardium is presently qualified to do business as a foreign corporation in each jurisdiction where the properties owned or leased by it or the operation of its business as currently conducted makes such qualification necessary; except where the failure to be so qualified could reasonably be expected to have a material adverse effect on Cardium’s financial condition or business as presently conducted or proposed to be conducted.

(b) Angionetics is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has full corporate power and authority to own and operate its properties and assets to carry on its business as presently conducted or proposed to be conducted. Angionetics is presently qualified to do business as a foreign corporation in each jurisdiction where the properties owned or leased by it or the operation of its business as currently conducted makes such qualification necessary; except where the failure to be so qualified could reasonably be expected to have a material adverse effect on Angionetics’ financial condition or business as presently conducted or proposed to be conducted.

3.2 Authority. All corporate action on the part of the Cardium and Angionetics necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Angionetics and Cardium hereunder, including the sale and delivery of the

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Shares, has been taken and no further action is required by Cardium or Angionetics, its board of directors or its stockholders in connection therewith. This Agreement constitutes a valid and legally binding obligation of Angionetics and Cardium, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3 Subsidiaries. Angionetics does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

3.4 No Conflicts. The execution and delivery of this Agreement by Cardium and Angionetics, the execution and delivery of the Related Agreements by Angionetics, and each certificate and other instrument required to be executed and delivered by Cardium and Angionetics pursuant hereto and thereto, the compliance with the provisions of this Agreement, the Related Agreements, and each certificate or other instrument required to be executed and delivered by any or each of Cardium and Angionetics pursuant hereto and thereto, the consummation of the Transaction and the other transactions contemplated hereby and thereby, in each case, will not (a) result in any Conflict with any provision of the Organizational Documents of Cardium or Angionetics, (b) result in any Conflict with any Material Contract or any contract or agreement or obligation to any Person with which Cardium or Angionetics had prior discussions or entered into prior agreements with regarding the issuance of equity in Angionetics and the granting of license rights that are subject to the License Agreement, (c) result in the creation or imposition of any Lien upon any assets of any or each Cardium or Angionetics, or (d) violate in any material respect any Laws applicable to Cardium or Angionetics, or any of their properties or assets.

3.5 Governmental Filings and Consents. No consent, approval, order or authorization of, or registration, declaration, notice or filing with any Governmental Authority is required on the part of Cardium or Angionetics in connection with the execution and delivery of this Agreement or the Related Agreements or the consummation of the Transaction or any other transactions contemplated hereby or thereby.

3.6 Angionetics Capital Structure. Angionetics is authorized to issue 200,000,000 shares of Common Stock and 40,000,000 shares of preferred stock, par value $0.0001 per share. There are currently 3,400,000 shares of Common Stock and zero shares of Angionetics preferred stock outstanding. Under the terms of the 2016 Equity Plan, there are reserved for issuance (i) 350,000 shares of Common Stock, plus (ii) an allotment of Common Stock equal to 10% of the Common Stock then outstanding upon the issuance of certain performance milestones described therein. All of the outstanding shares of capital stock of Angionetics have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with applicable state and federal securities laws and any applicable rights of third parties. The Shares and the Conversion Shares, when issued, will be free of any liens or encumbrances, other than any liens or encumbrances created or imposed upon Investor. Except as set forth in this Section 3.6, there are no outstanding (i) shares of capital stock or voting securities of Angionetics, or (ii) options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of capital stock or voting securities or securities convertible into or exchangeable for capital stock or voting securities of Angionetics, or contracts, commitments, understandings or

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arrangements by which Angionetics may become bound to issue additional shares of capital stock or voting securities, or securities or rights convertible or exchangeable into shares of capital stock or voting securities of Angionetics. No Person has any right of first refusal, preemptive right, right of participation, right of first refusal, right of co-sale or similar right in favor of stockholders with respect to any of the Shares and the Conversion Shares, or the issuance or sale thereof, whether pursuant to Angionetics’ certificate of incorporation or bylaws, applicable law, contract or otherwise.

3.7 Financial Statements. Cardium has previously made available to Investor the following financial statements for Cardium and Angionetics, respectively (collectively, the “Financial Statements”): (i) the unaudited consolidated balance sheet of Cardium and the unaudited balance sheet of Angionetics as of December 31, 2014 and December 31, 2015 and the consolidated statements of income, changes in stockholders’ equity and cash flow of Cardium and the statements of income, changes in stockholders’ equity and cash flow of Angionetics for the twelve (12) month period ended December 31, 2014 and 2015, and (ii) the unaudited consolidated balance sheet of Cardium and the unaudited balance sheet of Angionetics as of March 31, 2016, (the “Interim Balance Sheet”) and consolidated statements of income, changes in stockholders’ equity and cash flow of Cardium and statements of income, changes in stockholders’ equity and cash flow of Angionetics as of and for the two month period ended March 31, 2016. The Financial Statements (A) are derived from and are prepared in accordance with Angionetics’ and Cardium’ books and records, and (B) are correct in all material respects and fairly present the financial condition of Angionetics and Cardium at the dates therein indicated and the results of operations and cash flows of Angionetics and Cardium for the periods therein specified (subject, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material).

3.8 Absence of Changes. From the date of the Interim Balance Sheet to the date hereof, (i) each of Angionetics and Cardium has operated its business in the ordinary course of business, consistent with past practice, (ii) no event or events have occurred that would, in each case or in the aggregate, be material to either Angionetics or Cardium, and (iii) without limiting the generality of the foregoing, neither Angionetics nor Cardium has:

(a) increased any compensation or benefits or paid any bonus, or granted any increase in severance or termination pay, in each case, for any individual or otherwise materially changed any of the terms of employment or service for any of its Employees;

(b) entered into any loan or advanced any money or other property with any other Person;

(c) incurred any Indebtedness other than trade accounts payable incurred in the ordinary course consistent with past practice;

(d) mortgaged, pledged or subjected to any Lien, any of its properties or assets, tangible or intangible;

(e) acquired or disposed of any assets or properties having a value in excess of $20,000 (singly or in the aggregate) other than in the ordinary course consistent with past practice;

(f) forgiven or canceled any debts or claims other than in the ordinary course consistent with past practice, or waived any rights, having a value in excess of $20,000;

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(g) incurred a capital expenditure or made a commitment exceeding $20,000;

(h) made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, agreed to or settled any claim or assessment in respect of Taxes, or extended or waived any of the limitation periods applicable to any claim or assessment in respect of Taxes;

(i) sold, assigned or disposed of, or suffered any Lien placed upon, any Company Intellectual Property;

(j) engaged in any transaction involving real property;

(k) incurred any damage, destruction or loss any material property or material assets, whether or not covered by insurance;

(l) received notice of termination by a third party with respect to any Material Contract;

(m) declared, set aside, paid or made other distribution in respect of any of its capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by it; or

(n) entered into any agreement, commitment or obligation to do any of the foregoing.

3.9 Taxes. Each of Cardium and Angionetics (or Cardium on behalf of Angionetics) has (a) timely filed all federal, state, local and foreign franchise, income, sales, gross receipts and all other Tax Returns which are required to be filed by it and which were not delinquent prior to the date hereof, and (b) paid within the time and in the manner prescribed by law or established reasonable reserves for the payment of all taxes, levies, assessments, fees, penalties, interest and other governmental charges accrued or payable for all periods ending on or prior to the date hereof. The Tax Returns are complete and accurate in all material respects, and no Tax assessment or deficiency which has not been paid or for which an adequate reserve has not been set aside, has been made or proposed against Cardium or Angionetics (or Cardium on behalf of Angionetics). None of the Tax Returns are now being examined or audited nor, to the Knowledge of Cardium and to the Knowledge of Angionetics, is there indication of intent by a Government Authority to examine or audit any Tax Return, and no consents waiving or extending any applicable statues of limitations for the Tax Returns, or any taxes required to be paid thereunder, have been filed.

3.10 Litigation. There is no Action pending, or to the Knowledge of Cardium and Angionetics, threatened against Cardium or Angionetics, any of their respective properties or assets, or the Transaction or the other transactions contemplated hereby. Neither Cardium nor Angionetics is subject to, or in default with respect to, any order, writ, injunction or decree of any Governmental Authority known to or served upon such entity. There is no Action by Cardium or Angionetics, pending or threatened against any other Person.

3.11 Title to Assets: Property.

(a) Each of Angionetics and Cardium has good and valid title to, or a valid leasehold interest in, all and tangible personal property and other assets reflected in the

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Financial Statements or acquired after the date of the Interim Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course. All such properties and assets (including leasehold interests) are free and clear of Liens except for the following: (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or other imperfections of title or Liens, if any, that have not had, and would not reasonably be expected to have a material adverse effect on the financial position, or the conduct or operation of the Business as currently conducted.

(b) Neither Angionetics nor Cardium owns any real property. Cardium or Angionetics has provided to Investor copies of the Intercompany Agreements pursuant to which Angionetics has a license to use certain real property leased by Cardium. Angionetics does not currently own, nor has it ever owned, occupied or used, nor does it have any estate, interest or right in any real property nor does it have any liability (whether actual contingent or prospective) or obligation in respect of any real property other than the license contained in the Intercompany Agreements.

3.12 Contracts. Cardium or Angionetics has made available to Investor a true and correct copy of each of the following Contracts to which any Angionetics is a party or by which any of Angionetics’ assets or properties, are bound as of the date hereof:

(a) any Contract or series of related Contracts pursuant to which Angionetics is a party to or by which it is bound that involves (i) obligations of, or payments by Angionetics in excess of $20,000 other than in the ordinary course of Angionetics’ business, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from Angionetics, or (iii) the granting of any rights affecting the development, manufacture, licensing, marketing, sale or distribution of Angionetics’ products or services or (iv) indemnification by Angionetics with respect to infringements of proprietary rights;

(b) any Contract to grant any severance or other termination pay or benefits or any compromise or settlement agreement relating to the waiver or settlement of any other employee rights or claims, in any case where such Contract has continuing financial obligations or effects, including stock options;

(c) any Contract that Angionetics may not terminate in its discretion, with ninety (90) or fewer days’ notice, in each case without Liability or other further material obligations, other than (i) nondisclosure or confidentiality agreements, (ii) nondisclosure or confidentiality provisions in Contracts entered into in the ordinary course of business and (iii) Contracts with customers entered into in the ordinary course of business.

(d) any distributor, reseller, revenue sharing, sales representative or similar Contract;

(e) any Contract (i) limiting the freedom of a Angionetics to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, (ii) under which the Angionetics grants most favored customer pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or (iii) otherwise limiting the right of a Angionetics to (A) sell, distribute or manufacture any products, services, or

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Technology; (B) purchase or otherwise obtain any services or any software or other Technology, or (C) grant reseller rights to third parties;

(f) any Contract restricting the ability of Angionetics or any of its respective Employees to hire or solicit potential Employees;

(g) all Contracts pursuant to which Angionetics has agreed to any restriction on the right to use or enforce any Technology or Intellectual Property;

(h) all Contracts pursuant to which Angionetics has agreed to transfer or sell rights in or with respect to any Technology or Intellectual Property, other than licenses in the ordinary course of business;

(i) any Contract providing for the development of any Technology, independently or jointly, by or for Angionetics, including any invention assignment or similar Contract between Angionetics and an Employee;

(j) any Contract evidencing Indebtedness to any Person, or any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or Liabilities of any other Person;

(k) any Contract for the past, present or future sale or transfer of any material portion of the assets or business of Angionetics;

(l) any Contract for the acquisition of the business or share capital of another Person;

(m) any Contract, including any letter of intent, memorandum of understanding or other similar document in the past twelve months (i) with any representative of any corporation or corporations regarding the merger of Angionetics with or into any such corporation or corporations, (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of Angionetics or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Angionetics would be disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of Angionetics.

(n) any Contract relating to the formation, creation, operation, management, or control of a joint venture, partnership, or other similar arrangement with one or more Persons;

(o) any referral, affiliate marketing, joint marketing, or similar Contract;

(p) any Contract or plan for which any benefits will be increased, calculated or accelerated, by the occurrence the Transaction (either alone or upon the occurrence of additional or subsequent events);

(q) any Contracts between Angionetics and any of its Affiliates (collectively, the “Intercompany Agreements”); or

(r) any settlement agreement.

EXECUTION VERSION

Each of the Contracts required to be made available to Investor under this Section (each, a “Material Contract”) is a valid and binding agreement of Angionetics and Cardium, and is in full force and effect in accordance with its terms. Angionetics is not in default or material breach under the terms of any Material Contract, nor will the consummation of the Transaction or any other transactions contemplated by this Agreement give rise to any such default or material breach. Cardium is not in default or material breach under the terms of any Material Contract, nor will the consummation of the Transaction or any other transactions contemplated by this Agreement give rise to any such default or material breach. To the Knowledge of Cardium and to the Knowledge of Angionetics, no other party to any Material Contract is in material default or breach of such Material Contract.

3.13 Intellectual Property.

(a) Angionetics owns a valid right, title, interest or license in and to the Intellectual Property necessary or material for the operation of its Business as currently conducted. The Disclosure Schedule contains a complete list of the following Intellectual Property of Angionetics: (i) trademarks and service marks, including all applications and registrations; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) patents and patent applications; and (iv) internet domain name registrations.

(b) To the Knowledge of Cardium and to the Knowledge of Angionetics, all such Intellectual Property rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property rights.

(c) To the Knowledge of Cardium and to the Knowledge of Angionetics, neither Cardium nor Angionetics has violated or infringed upon the Intellectual Property rights of any other Person. There are no claims pending or, to the Knowledge of Cardium and to the Knowledge of Angionetics, threatened against Cardium or Angionetics regarding any claim or infringement of any Intellectual Property belonging to any other Person and Cardium has not received any notice (written or otherwise) of any claim of any such infringement.

(d) Neither Angionetic nor Cardium have entered into any license, assignment, option or transfer of any of the Intellectual Property necessary or material to the operation of the Business with any third party, other than agreements with its own employees or consultants, standard end-user license agreements, support/maintenance agreements and agreements entered in the ordinary course of Angionetic’s Business.

(e) Each employee of Angionetics or Cardium has executed a confidential information and invention assignment agreement, in substantially the form delivered to Investor. Each consultant to Angionetics or Cardium that has had access to the Intellectual Property has entered into an agreement containing appropriate confidentiality and invention assignment provisions. To the Knowledge of Cardium and to the Knowledge of Angionetics, no officer, employee or consultant of Cardium or Angionetics is in violation of such confidential information and invention assignment agreement or any prior employee contract or proprietary information agreement with any other corporation or third party.

3.14 Personnel.

(a) Angionetics is in compliance in all material respects with all Laws, contractual terms and terms imposed by collective agreement, staff handbook, company policy, custom and practice and any codes of conduct and practice (or made by anybody with functions

EXECUTION VERSION

or powers in relation to employees) respecting employment or engagement, as the case may be, of any Employee. Angionetics does not have any Liability with respect to any misclassification of: (i) any Employee as an independent contractor rather than as an employee, (ii) any Employee seconded from or to, or provided by another employer, or (c) any Employee currently or formerly classified as exempt from overtime wages.

(b) Angionetics has withheld all amounts required by applicable Laws or by Contract to be withheld from the wages, salaries, and other payments to Employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Angionetics has paid in full to all Employees all wages, salaries, commissions, bonuses, benefits and other compensation due to be paid to or on behalf of such Employees, except for such amounts as are reflected on the Interim Balance Sheet or have been accrued since the date of the Interim Balance Sheet in the ordinary course consistent with past practice.

(c) Angionetics is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no situations ongoing, pending or, to the Knowledge of Cardium, threatened, between Angionetics and its Employees or other service providers, which could result in or has or has threatened to result in any Action before any Governmental Authority, or any dispute, disciplinary and/or grievance investigation or procedure (including the consummation of the Transaction).

3.15 Employee Benefit Plans.

(a) Employee Plans. Cardium has made available to Investor a list of each material Employee Plan.

(b) Employee Plan Compliance. Angionetics and Cardium have each performed all obligations required to be performed by it under, is not in default or violation of each Employee Plan, and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). There are no Actions pending or, to the Knowledge of Cardium, threatened against any Employee Plan or against the assets of any Employee Plan. No Employee Plan has unfunded Liabilities. There are no audits, inquiries or proceedings pending or, to the Knowledge of Cardium, threatened by any other Governmental Authority with respect to any Employee Plan.

(c) No Pension Plan or Self-Insured Plan. Neither Cardium nor Angionetics has ever maintained, established, sponsored, participated in, or contributed to, any pension or retirement benefit plan for any Person. Neither Cardium nor Angionetics has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to any Person.

(d) No Post-Employment Obligations. No Employee Plan provides, or reflects or represents any Liability to provide post-termination or retiree life insurance, or health benefits to any Person for any reason, except as may be required by applicable Law, and Angionetics has not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health benefits after termination of employment, except to the extent required by applicable statute.

EXECUTION VERSION

(e) Section 280G; Compensation Deduction. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

3.16 Compliance with Laws; Permits.

(a) Angionetics has conducted the Business in compliance with all applicable laws, statutes, ordinances, rules, regulations, orders and other requirements of all national governmental authorities, and of all territories, states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over it, except for violations that, individually or in the aggregate, would not have or could not reasonably be expected to have a material adverse effect on the financial position, conduct or operation of the Business as presently conducted or proposed to be conducted. Neither Cardium nor Angionetics has received any written notices of violation with respect to any Law in connection with the conduct, ownership or operation of the Business. To the Knowledge of Cardium and to the Knowledge of Angionetics, Angionetics is not under investigation with respect to, has not been threatened to be charged with, nor has been given notice of, any violation of any Law by any Governmental Authority.

(b) Angionetics possesses all material Permits necessary for the present conduct of its Business. Each of such Permits is in full force and effect, and there are no pending or, to the Knowledge of Cardium and to the Knowledge of Angionetics, threatened proceedings challenging the validity of, or seeking to revoke or discontinue, any Permit.

3.17 Certain Relationships and Related Transactions.

(a) None of the officers or directors of Cardium or Angionetics and, to the Knowledge of Cardium and to the Knowledge of Angionetics, none of the employees of Cardium or Angionetics, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with Angionetics (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded).

(b) To the Knowledge of Cardium and to the Knowledge of Angionetics, none of the Related Parties or their immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the Intercompany Agreements and rights of shareholders under applicable Laws or Intellectual Property that cannot be assigned as a matter of law.

(c) Angionetics does not have any obligations to Taxus Shanxi Pharmaceuticals Co., Ltd or to Shenzhen Qianhai Taxus Industry Capital Management Co., Ltd, or to any of their Affiliates (collectively “Taxus Shanxi”), including but not limited to rights to acquire any equity of or license rights from Angionetics or from Cardium related to Angionetics. The Related Agreements have been approved unanimously by the Board of Cardium, including by the director affiliated with and representing Taxus Shanxi.

3.18 Insurance. Cardium has made available to Investor a list as of the date hereof of all insurance policies maintained by or on behalf of Cardium and each of its Subsidiaries, including Angionetics. Such policies are in full force and effect and will continue in full force and

EXECUTION VERSION

effect notwithstanding the sale and purchase of the Shares, and Cardium and its Subsidiaries have complied in all material respects with the provisions of such policies.

3.19 Obligations of Management. Each officer and key employee of Angionetics is currently devoting substantially all of his or her business time to the conduct of the business of Agionetics. Neither Cardium nor Angionetics is aware that any officer or key employee of Angionetics is planning to work less than full time at Angionetics in the future. No officer or key employee is currently working or, to the Knowledge of Cardium or to the Knowledge of Angionetics, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

3.20 Registration and Voting Rights. Except as set forth in Investors Rights Agreement, Angionetics is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued. Cardium has not entered into any agreements with respect to the voting of capital shares of Angionetics.

3.21 Disclosure. To the Knowledge of Cardium and to the Knowledge of Angionetics, neither the Agreement, the Related Agreements nor any other documents or certificates delivered in connection herewith, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.22 Brokers and Finders. Neither Cardium nor Angionetics is a party to a Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by Cardium or Angionetics, in connection with this Agreement and the transactions contemplated hereby.

3.23 No “Bad Actor” Disqualification. Each of Angionetics and Cardium has exercised reasonable care, in accordance with SEC rules and guidance, to determine whether any Covered Person (as defined in Rule 506(d)(1) under the Securities Act) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To Angionetics’ knowledge and to Cardium’s Knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Each of Angionetics and Cardium has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act.

SECTION 4

REPRESENTATIONS AND WARRANTIES

BY INVESTOR

Investor hereby makes the representations and warranties contained in this Section 4 to Cardium and Angionetics:

4.1 Organization. Investor is a Hong Kong limited liability companyduly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

4.2 Authority. Investor has all necessary corporate power and authority to execute and deliver this Agreement, the Related Agreements and each certificate and other instrument required hereby to be executed and delivered by Investor pursuant hereto and to perform its

EXECUTION VERSION

respective obligations hereunder and thereunder and to complete the Transaction and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Investor of this Agreement, the Related Agreements, and each certificate and other instrument required to be executed and delivered by Investor pursuant hereto and the consummation by Investor of the Transaction and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Investor. Each of this Agreement, the Related Agreements, and each certificate and other instrument required to be executed and delivered by Investor pursuant hereto has been duly and validly executed and delivered by Investor and will constitute a legal, valid and binding obligation of Investor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

4.3 No Conflicts. The execution and delivery of this Agreement, the Related Agreements, and each certificate and other instrument required to be executed and delivered by Investor pursuant hereto, the compliance with the provisions of this Agreement, the Related Agreements, and each certificate or other instrument required to be executed and delivered by Investor pursuant hereto, the consummation of the Transaction and the other transactions contemplated hereby and thereby, in each case, will not (a) result in any Conflict with any provision of Investor Organizational Documents, (b) result in any Conflict with any material Contract to which Investor is a party, (c) result in the creation or imposition of any Lien upon any assets of Investor or its Subsidiaries, or (d) violate in any material respect any Laws applicable to Investor or its Subsidiaries or any of their respective properties or assets.

4.4 Governmental Filings and Consents. No consent, approval, order or authorization of, or registration, declaration, notice or filing with any Governmental Authority is required on the part of Investor in connection with the execution and delivery of this Agreement, the Related Agreements or the consummation of the Transaction or any other transactions contemplated hereby or thereby.

4.5 No Registration. The Shares and the Conversion Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Investor’s representations as expressed herein or otherwise made pursuant hereto.

4.6 Investment Intent. Investor is acquiring the Shares for investment for its own account not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act. Investor does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to the Shares.

4.7 Investment Experience. Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Angionetics. Investor has sufficient knowledge and experience in financial and business matters such that Investor is capable of evaluating the merits and risks of its investment in Angionetics and can protect its own interests in connection with the evaluation of the Transaction.

EXECUTION VERSION

4.8 Speculative Nature of Investment. Investor understands and acknowledges that Angionetics has a limited financial and operating history and that an investment in Angionetics is highly speculative and involves substantial risks. Investor can bear the economic risk of the investment and is able, without impairing Investor’s financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of the investment.

4.9 Access to Information. Investor has had an opportunity to ask questions of, and receive answers from, the officers of Cardium and Angionetics concerning this Agreement, the exhibits and schedules attached hereto and thereto and the Transaction contemplated by this Agreement, as well as Angionetics’ business, management and financial affairs, which questions were answered to its satisfaction. Investor believes that it has received all the information Investor considers necessary or appropriate for deciding whether to acquire the Shares. Investor is relying solely on its own counsel and not on any statements or representations of Cardium, Angionetics or their Representatives for legal advice with respect to this investment or the Transaction contemplated by this Agreement other than the representations and warranties of Cardium and Angionetics in this Agreement.

4.10 Securities Law Compliance. Investor is satisfied as to the full observance of the Laws of Investor’s jurisdiction in connection with any invitation to purchase the Shares or any use of the agreements, including (i) the legal requirements within Investor’s jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income Tax and other Tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. Investor’s acquisition and continued legal and beneficial ownership of the Shares will not violate any applicable securities or other Laws of Investor’s jurisdiction.

4.11 Brokers and Finders. Investor is not a party to a Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by Investor, in connection with this Agreement and the transactions contemplated hereby.

SECTION 5

ADDITIONAL AGREEMENTS

5.1 Right of First Refusal

(a) Cardium hereby grants Investor a right of first refusal to purchase any shares of Angionetics capital stock held by Cardium, pursuant to the terms of this Section 5.1. Before Cardium or any of its Affiliates may transfer any shares of Common Stock or other capital stock in Angionetics to an unaffiliated third party, Cardium shall first deliver to the Investor a written notice (the “Transfer Notice”) stating: (i) Cardium’s bona fide intention to transfer such shares; (ii) the name of each proposed purchaser or other transferee (each, a “Proposed Transferee”); (iii) the type and aggregate number of securities proposed to be transferred to each Proposed Transferee (the “Offered Shares”); (iv) the bona fide cash price or, in reasonable detail, other consideration for which Cardium proposes to transfer the Offered Shares (the “Offered Price”); and (v) whether any Proposed Transferee or any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members or any person that would be deemed a beneficial owner of the Offered Shares (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification (except for Bad Actor Disqualifications covered by Rule

EXECUTION VERSION

506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Investor).

(b) For a period of twenty (20) days (the “Exercise Period”) after the date on which the Transfer Notice is delivered to the Investor, the Investor shall have the right to purchase all but not less than all of the Offered Shares on the terms and conditions set forth in this Section 5.1 (the “Right of First Refusal”). In order to exercise its Right of First Refusal, the Investor must deliver written notice to Cardium within the Exercise Period.

(c) The purchase price for the Offer Shares will be the Offered Price, and if the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors of Angionetics, including the Series A Director (as defined in Angionetics’ Certificate of Designation of the Series A Preferred Stock), in good faith, or by a third party valuation firm selected by the Board of Directors of Angionetics, including the Series A Director.

(d) Subject to compliance with applicable state and federal securities laws, the Investor exercising its Right of First Refusal shall effect the purchase of all but not less than all of the Offered Shares, including the payment of the purchase price, within twenty (20) days after the expiration of the Exercise Period (the “Right of First Refusal Closing”). Payment of the purchase price will be made, at the option of the Investor, (i) in cash (by check), (ii) by wire transfer, (iii) by cancellation of all or a portion of any outstanding indebtedness of Cardium to the Investor, as the case may be, or (iv) by any combination of the foregoing. At such Right of First Refusal Closing, Cardium shall deliver to the Investor one or more certificates, properly endorsed for transfer, representing such Offered Shares so purchased.

(e) The Right of First Refusal shall expire upon the earlier of (i) Angionetic’s initial Qualified Public Offering (as defined in the Certificate of Designation) or (ii) if the Second Closing does not occur by the termination date in Section 7.1(b)(4) of this Agreement.

5.2 Tag-along Rights.

(a) If at any time prior to the consummation of a Qualified Public Offering, Cardium proposes to sell Common Stock of the Company representing more than 20% of the outstanding Common Stock to an un-affiliated third party (the “Proposed Transferee”) the Investor shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 5.2, if Investor has not exercised its rights of first refusal in Section 5.1.

(b) Prior to the consummation of the sale described in Section 5.2 Cardium shall deliver to the Investor a written notice (a “Sale Notice”) of the proposed sale no more than 5 Business Days after the execution and delivery by all the parties thereto of the definitive agreement entered into with respect to the Tag-along Sale and, in any event, no later than 10 Business Days prior to the closing date of the Tag-along Sale. The Sale Notice shall make reference to Investor’s rights hereunder and shall describe in reasonable detail: (i) the number of shares of Common Stock to be sold by Cardium; (ii) the name of the Proposed Transferee; (iii) the per share purchase price and the other material terms and conditions of the sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; (iv) the proposed date, time and location of the closing of the sale; and (v) a copy of any form of agreement proposed to be executed in connection therewith.

EXECUTION VERSION

(c) Investor shall exercise its right to participate in a Tag-Along Sale by delivering to Cardium a written notice (a “Tag-along Notice”) stating its election to do so and specifying the number of shares of Common Stock to be sold by it no later than five Business Days after receipt of the Sale Notice (the “Tag-along Period”). Investor shall have the right to sell in a sale subject to Section 5.2 the number of shares of Common Stock equal to the product obtained by multiplying (i) the number of shares of Common Stock held by Investor and its affiliates by (ii) a fraction (A) the numerator of which is equal to the number of shares of Common Stock Cardium proposes to sell or transfer to the Proposed Transferee and (B) denominator of which is equal to the number of shares of Common Stock then owned by Cardium. If Investor does not deliver a Tag-along Notice, Investor shall be deemed to have waived its right to participate in such sale, and Cardium shall thereafter be free to sell to the Proposed Transferee its shares of Common Stock at a per share price that is no greater than the per share price set forth in the Sale Notice and on other same terms and conditions which are not materially more favorable to Cardium than those set forth in the Sale Notice, without any further obligation to Investor. Cardium shall have 20 Business Days following the expiration of the Tag-along Period in which to sell the shares of Common Stock described in the Sale Notice, on terms not more favorable than those set forth in the Sale Notice. If at the end of such period Cardium has not completed such sale, Cardium may not then effect a sale of Common Stock subject to this Section 5.1 and 5.2 without again fully complying with the provisions of this Section 5.1 and 5.2.

(d) Investor shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by Cardium. Investor shall be entitled to receive the same consideration per share as Cardium, and shall make or provide the same representations, warranties, covenants, indemnities and agreements as Cardium makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to Cardium, Investor shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by Cardium and Investor severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties that do not relate Investor shall be in an amount not to exceed the aggregate proceeds received by Investor in connection with any Tag-along Sale.

(e) This Section 5.1 and 5.2 shall not apply to (i) sales of Common Stock to any employee of Cardium, or (ii) sales in a distribution to the public (whether pursuant to a registered public offering, Rule 144 or otherwise).

5.3 Survival of Representations and Warranties. The representations and warranties contained in this Agreement, or any instrument or certificate delivered pursuant to this Agreement, shall survive the closing of the Transaction contemplated hereby for a period of one (1) year and no party shall have any recourse with respect to any breach of any such representation or warranty for any Action initiated after that time, in each case, except that: (i) each Fundamental Representation shall survive the closing and shall terminate on the date that is thirty (30) days following the expiration of the longest statute of limitations applicable to such Fundamental Representation; and (ii) each representation and warranty shall survive indefinitely with respect to any claim based upon, arising out of or related to fraud, willful breach or intentional misrepresentation. None of the covenants or other agreements contained in this Agreement shall survive the closing other than those which by their terms contemplate

EXECUTION VERSION

performance after the date hereof, and each such surviving covenant and agreement shall survive the closing of the Transaction for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

5.4 Indemnification.

(a) Indemnification by Cardium and Angionetics. Cardium and Angioetics, jointly and severally, shall indemnify and hold harmless Investor for any Damages resulting from, arising out or, or relating to (i) any inaccuracy in or breach of any of the representations or warranties of Cardium and Angionetics contained in this Agreement; or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Cardium or Angionetics pursuant to this Agreement.

(b) Indemnification by Investor. Investor shall indemnify and hold harmless Angionetics for any Damages resulting from, arising out or, or relating to (i)any inaccuracy in or breach of any of the representations or warranties of Investor contained in this Agreement; or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Investor pursuant to this Agreement.

(c) Indemnification Procedures. Any claim by an indemnified party on account of Damages shall be asserted by the indemnified party giving the indemnifying party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the indemnifying party of its indemnification obligations, except and only to the extent that the indemnifying party forfeits rights or defenses by reason of such failure. Such notice by the indemnified party shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the indemnified party. The indemnifying party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. During such thirty (30) day period, the indemnified party shall allow the indemnifying party and its professional advisors to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim and the indemnified party shall assist the indemnifying party’s investigation by giving such information and assistance (including access to the indemnified party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the indemnifying party or any of its professional advisors may reasonably request. If the indemnifying party does not so respond within such thirty (30) day period, the indemnifying party shall be deemed to have rejected such claim, in which case the indemnified party shall be free to pursue such remedies as may be available to the indemnified party on the terms and subject to the provisions of this Agreement.

5.5 Certain Payments. Investor agrees that Angionetics will use up to $500,000 of the proceeds to pay accrued legal, accounting and payroll expenses incurred by Cardium in connection with the formation and establishment of Angionetics. Amounts paid by Angionetics will be credited against the $2 million transfer payment owed by Angionetics to Cardium upon the occurrence of an initial public offering under the terms of the Contribution Agreement between Cardium and Angionetics.

EXECUTION VERSION

5.6 Refund of Term Sheet Fee. Within 15 Business Days following the initial Closing under this Agreement, Angionetics will refund to Zhang Songshanthe $250,000 fee paid in connection with the execution and delivery the Term Sheet attached hereto as Exhibit D.

SECTION 6

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to each Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) No Action shall have been commenced against Angionetics or Investor which would prevent the Closing.

6.2 Conditions to Obligations of Investor. The obligations of Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Investor’s waiver, at or prior to each Closing, of each of the following conditions:

(a) The representations and warranties of Angionetics and Cardium contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Angionetics and Cardium shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Angionetics and Cardium shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) The Related Agreements shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Investor.

(d) The Investor shall have received a certificate, dated the Closing Date and signed by an officer of Angionetics and an officer of Cardium, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(e) The Investor shall have received a certificate of the Secretary (or equivalent officer) of each of Angionetics and Cardium certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Angionetics and Cardium authorizing the execution, delivery and performance of this Agreement and the other

EXECUTION VERSION

Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Angionetics and Cardium shall have delivered to Investor a good standing certificate from the Delaware Secretary of State as of a recent date.

(g) Investor shall have received an opinion of counsel for each of Angionetics and Cardium in the form of Exhibit E.

(h) With respect to the second Closing only, Angionetics shall have provided Investor with evidence of the approval the United States Food and Drug Administration granting Angionetics clearance to conduct a Phase III clinical trial of Generx® [Ad5FGF-4] in the United States.

6.3 Conditions to Obligations of Angionetics. The obligations of Angionetics to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Angionetics’ waiver, at or prior to each Closing, of each of the following conditions:

(a) The representations and warranties of Investor contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Investor shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Investor shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) The Related Agreements shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Angionetics.

(d) Angionetics shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Investor, that each of the conditions set forth in Section 6.3(a) and 6.3(b) have been satisfied.

(e) Angionetics shall have received a certificate of the Secretary (or equivalent officer) of Investor certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

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(f) The Investor shall have delivered to Angionetics cash in an amount equal to the purchase price for the Shares being acquired at each Closing by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Angionetics in a written notice to Investor.

SECTION 7

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the initial Closing:

(a) by the mutual written consent of Angionetics and Investor;

(b) by Angionetics by written notice to Investor if:

(1) the initial Closing has not occurred within fifteen (15) Business Days of the date of this Agreement;

(2) Angionetics is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Investor pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6 and such breach, inaccuracy or failure has not been cured by Investor within ten days of Investor’s receipt of written notice of such breach from Angionetics;

(3) any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 15, 2016, unless such failure shall be due to the failure of Angionetics to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; and

(4) as to Investors rights to acquire the 400,000 Shares, if the second Closing has not occurred on or before September 30, 2016 (or such later date as Angionetics and Investor may mutually agree).

(c) by Investor by written notice to Angionetics if:

(1) Investor is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Angionetics pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6 and such breach, inaccuracy or failure has not been cured by Angionetics within ten days of Angionetics’ receipt of written notice of such breach from Investor; or

(2) any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 15, 2016, unless such failure shall be due to the failure of Investor to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

EXECUTION VERSION

7.2 Effect of Termination. In the event of the termination of this Agreement prior to the initial Closing then the Agreement shall become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party hereto from liability for any fraud or willful breach or any provision of this Agreement. In the event that this Agreement is terminated after the initial Closing, but prior to the second Closing, then this Agreement shall remain in effect as to the Shares sold pursuant to the initial Closing, including but not limited to all the provisions of Section 5, but Angionetics shall have no obligation to sell, and Investor shall have no right or obligation to purchase any additional Shares following such termination.

SECTION 8

MISCELLANEOUS

8.1 Further Assurances. Each party to this Agreement shall use commercially reasonable efforts to execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of the Transaction and the other transactions contemplated hereby.

8.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile or electronic mail, or otherwise delivered by hand, messenger or courier service addressed:

(a) if to Investor, to Flat 01A, 10/F Carnival Commercial Building 18 Java Road, North Point, Hong Kong, to the attention of the Chief Executive Officer or at such other current address as Investor shall have furnished to Cardium and Angionetics or

(b) if to the Cardium or Angionetics, to the attention of the Chief Executive Officer of Cardium or Angionetics at 11750 Sorrento Valley Road, Suite 250, San Diego, CA 92121, or at such other current address as Cardium or Angionetics shall have furnished to Investors.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via facsimile, upon confirmation of facsimile transfer or, (iii) if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

8.3 Fees and Expenses. Each of the parties hereto shall each pay their own expenses in connection with the negotiation and execution of this Agreement and the Transaction contemplated hereby.

8.4 Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of the other party; provided however that Investor may assign its rights and obligations hereunder to an Affiliate of Investor.

EXECUTION VERSION

8.5 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their respective permitted successors or assigns.

8.6 Entire Agreement. This Agreement, including the Disclosure Schedule (and all exhibits and schedules thereto) and all Exhibits and Schedules to this Agreement, the Related Agreements and all other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede any prior understandings and agreements relating to the subject matter hereof and thereof (including the Term Sheet); provided, however, that the Non-Disclosure Agreement between the parties dated January 16, 2016 shall survive the execution and delivery of this agreement and remain in full force and effect.

8.7 Amendments. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the parties.

8.8 No Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative

8.9 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

8.10 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in San Diego County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Southern District of California).

8.11 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument. This Agreement and may be delivered by electronic mail in portable document format or other means intended to preserve the original

EXECUTION VERSION

graphic content of a signature. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile or other reproduction hereof.

(signature page follows)

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Purchase Agreement as of the day and year first above written.

TAXUS CARDIUM PHARMACEUTICALS GROUP, INC.

By:	/s/ CHRISTOPHER J. REINHARD
Christopher J. Reinhard
Chief Executive Officer

ANGIONETICS, INC.

By:	/s/ CHRISTOPHER J. REINHARD
Christopher J. Reinhard
Chief Executive Officer

PINEWORLD CAPITAL LIMITED

By:	/s/ YIZHOU ZHANG
Name: Yizhuo Zhang
Title: Head of Investment

Signature Page to Share Purchase Agreement

EXECUTION VERSION

EXHIBIT D

name: ZHANG SONGSHAN

account no. 622-029601-888

bank name: The Hong Kong and Shanghai Banking Corporation Limited

Address: Head Office, 1 Queen’s Road Central, Hongkong

Swift code: HSBCHKHHHKH

Signature Page to Share Purchase Agreement